EXHIBIT 99(a)



                          FORM 11-K INFORMATION FOR THE

                         ALLTEL CORPORATION THRIFT PLAN

                        AS OF DECEMBER 31, 1999 AND 1998

                    AND FOR THE YEAR ENDED DECEMBER 31, 1999

                              REQUIRED INFORMATION



         The ALLTEL Corporation Thrift Plan (the "Plan") is subject to the Employee Retirement Income Security Act of 1974.

         Item 4. In lieu of the requirements of Items 1, 2 and 3 of Form 11-K, the following financial statements of the Plan are being filed as Exhibit 99(a) to this Report:

         1.   Report of Independent Public Accountants

         2. Statements of Net Assets Available for Benefits as of December 31, 1999 and 1998

         3. Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 1999

         4. Notes to Financial Statements and Supplemental Schedule as of December 31, 1999 and 1998

         5. Schedule of Assets Held for Investment Purposes as of December 31, 1999

         The Consent of Independent Public Accountants to the inclusion of the foregoing financial statements herein is being filed as Exhibit 23(a) to this Report.

                         ALLTEL CORPORATION THRIFT PLAN

                 FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE
                        As of December 31, 1999 and 1998
                         TOGETHER WITH AUDITORS' REPORT

                         ALLTEL CORPORATION THRIFT PLAN

            INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

                        As of December 31, 1999 and 1998



Report of Independent Public Accountants                                     1

Financial Statements:

      Statements of Net Assets Available for Benefits

       as of December 31, 1999 and 1998                                      2

      Statement of Changes in Net Assets Available for Benefits

       for the year ended December 31, 1999                                  3

Notes to Financial Statements and Supplemental Schedule                   4 - 11

Supplemental Schedule:

      Schedule I: Line 27a - Schedule of Assets Held for Investment

       Purposes as of December 31, 1999                                     12

Report of Independent Public Accountants

To the Participants and Administrator of the ALLTEL Corporation Thrift Plan:

We have audited the accompanying statements of net assets available for benefits of the ALLTEL Corporation Thrift Plan (the "Plan") as of December 31, 1999 and 1998, and the related statement of changes in net assets available for benefits for the year ended December 31, 1999. These financial statements and the schedule referred to below are the responsibility of ALLTEL Corporation in its capacity as administrator of the Plan (the "Administrator"). Our responsibility is to express an opinion on these financial statements and the accompanying schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Administrator, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1999 and 1998, and the changes in net assets available for benefits for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The Schedule of Assets Held for Investment Purposes is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's administrator. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                                          /s/Arthur Andersen LLP



Little Rock, Arkansas,
April 24, 2000.

                         ALLTEL CORPORATION THRIFT PLAN

                 STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                               As of December 31,


                                                      1999              1998
                                                 ------------      -------------
ASSETS:

Investments, at fair value (Schedule I and Note 3):

     ALLTEL Corporation Common Stock             $116,371,493      $ 48,835,291
     Mutual Investment Funds                      347,964,657       244,802,367
     Money Market Funds                            58,485,502        38,530,924
     Participant Loans                             10,060,181         4,839,385
                                                 ------------      ------------
        Total investments                         532,881,833      $337,007,967
                                                 ------------      ------------

Receivables:
     Employer's contribution                       14,518,727        11,188,514
     Accrued interest and dividends                   710,309           245,906
                                                 ------------      ------------
        Total receivables                          15,229,036        11,434,420
                                                 ------------      ------------

     Total assets                                 548,110,869       348,442,387

LIABILITIES:

     Due to broker                                  1,720,978           269,423
                                                 ------------      ------------


NET ASSETS AVAILABLE FOR BENEFITS                $546,389,891      $348,172,964
                                                 ============      ============





        The accompanying notes are an integral part of these statements.

                         ALLTEL CORPORATION THRIFT PLAN

            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                      For the year ended December 31, 1999



ADDITIONS:
    Investment income:
      Dividend income                                        $ 19,901,787
      Interest income                                           2,946,753
      Net appreciation in fair value of investments            54,981,245
                                                             ------------
         Total investment income                               77,829,785
                                                             ------------

    Contributions:
      Employer                                                 14,518,727
      Employee                                                 42,724,997
      Employee rollovers                                        2,390,802
                                                             ------------
         Total contributions                                   59,634,526
                                                             ------------

    Transfer from other plan (Note 1)                          94,512,304
                                                             ------------

         Total additions                                      231,976,615
                                                             ------------

DEDUCTIONS:
    Benefit payments and withdrawals                           33,759,688
                                                             ------------

         Total deductions                                      33,759,688
                                                             ------------

         Net increase                                         198,216,927

NET ASSETS AVAILABLE FOR BENEFITS:

      Beginning of year                                       348,172,964
                                                             ------------

      End of year                                            $546,389,891
                                                             ============




         The accompanying notes are an integral part of this statement.

                         ALLTEL CORPORATION THRIFT PLAN

             NOTES TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

                           DECEMBER 31, 1999 AND 1998


1.       PLAN MERGER

         Effective August 1, 1999, a merger of the ALLTEL Corporation Thrift Plan (the "Plan") and the 360 Communications Company Retirement
         Savings Plan (the "360 Plan") was completed. In connection with this merger, assets of the 360 Plan in the amount of $94,512,304 were transferred to the Plan as of the effective date of the merger. Effective August 1, 1999, the general provisions of the Plan govern with respect to the interest of the 360 Plan participants to the extent not inconsistent with any provision of the 360 Plan that may not be eliminated under Section 411(d)(6) of the Internal Revenue Code (the "Code").

2.       PLAN DESCRIPTION

         The following is a brief description of the Plan and the administration thereof and is provided for general information purposes only. Participants should refer to the plan document or the summary plan description for a more complete description of the Plan's provisions.

         General

         The Plan is a defined contribution employee benefit plan designed to assist employees in planning for retirement. The Plan covers substantially all non-bargaining employees of ALLTEL Corporation and its subsidiaries ("ALLTEL" or the "Company"). Employees who are (1) covered by a collective bargaining agreement, subject to certain limitations, (2) leased by the Company or (3) nonresident aliens with no U.S. income are not eligible to participate in the Plan.

         Administration

         The Plan is administered by ALLTEL (the "Administrator"). Chase Manhattan Bank ("Chase" or the "Trustee") is the trustee of the Plan.

         Plan Contributions

         Each year, participants may contribute up to 14 percent of their pretax annual compensation, as defined in the Plan document. Participant contributions are subject to certain dollar limitations established by the Internal Revenue Service (the "IRS"), which was $10,000 for 1999 and 1998. Employees considered "highly compensated" as defined in the Plan document are currently limited to contributing up to 7 percent of their pretax annual compensation. Following the end of the Plan year, the Company will contribute 1 percent of eligible Plan compensation to the account of every eligible participant. A participant will receive this non-elective employer contribution regardless of whether the participant has elected to defer any of his/her own compensation to the Plan. To qualify for the non-elective employer contribution, a participant must (1) have worked at least 1,000 hours during the year for which the contribution is being made, (2) have completed one year of service (12 consecutive months during which at least 1,000 hours are worked) and (3) be employed by the Company on the last business day of the year. The non-elective employer contribution will also be made to the account of a participant who dies, becomes disabled or qualifies for normal or early retirement during the year.

                         ALLTEL CORPORATION THRIFT PLAN

                                      ----

         In addition to the 1 percent non-elective employer contribution, employees of ALLTEL Information Services, Inc. (a wholly-owned subsidiary of ALLTEL) and its subsidiaries may receive a matching employer contribution. The amount of the match is determined each year by the Company. In 1999, the Company provided a basic employer matching contribution equal to 25 percent of the first 6 percent of eligible compensation that a participant contributed to the Plan, plus an additional matching contribution of 12 percent on salary deferrals greater than 3 percent but less than 6 percent of eligible plan compensation. All employer contributions are funded annually following the Plan's year-end.

         The Plan as amended and restated allows for any eligible employee who was a participant in a plan qualified under Section 401 of the Code and who receives a cash distribution from such plan to make a rollover contribution to the Plan. Such rollover contributions are permitted provided the employee is entitled under Section 402 (c)(1) or Section 408 (d)(3)(A) of the Code to rollover a distribution to another qualified retirement plan.

         Participant Accounts

         Individual accounts are maintained for each of the Plan's participants to reflect the participant's contributions and related employer non-elective and matching contributions, if applicable, as well as the participant's share of the Plan's earnings and any related administrative expenses. Allocations of the Plan's earnings and administrative expenses, if applicable, are based upon participant earnings or account balances. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

         Vesting and Benefits

         Participants are fully vested in their employee contributions, non-elective and matching employer contributions and the accumulated earnings thereon. Participants may elect upon termination of employment to defer payment of their account balance if it exceeds $5,000. The Plan's obligation for the undistributed net assets of former employees approximated $92,958,000 and $56,941,000 as of December 31, 1999 and 1998, respectively. As of December 31, 1999 and 1998, the Plan had 19,254 and 15,086 participants with account balances, respectively.

         Benefit Payments

         Participants or their beneficiaries, as applicable, are entitled to receive the vested balance of their Plan account when they retire at age 65 or later, if they become permanently disabled, upon death or upon separation from service with the Company. The Plan permits early retirement between ages 55 and 65 provided that required service levels have been met. If a participant's account balance exceeds $5,000, participants may elect to receive the distributions in a lump-sum payment, in installment payments or a combination of both. If a participant's account balance is equal to or less than $5,000, the account will be distributed in a lump-sum payment. Additionally, participants may withdraw funds, with the approval of the Administrator, from their Plan account for "hardship" reasons as defined by the IRS.

                         ALLTEL CORPORATION THRIFT PLAN

                                      ----

         Plan Termination

         While it has not expressed any intention to do so, the Administrator has the right to terminate the Plan. In the event that the Plan is terminated, the interest of all affected participants shall be fully vested and non-forfeitable as of the date of the Plan's termination. In addition, each participant shall be entitled to receive the entire amount of his account balance in cash or in assets of the Plan as the Trustee shall determine. Participants in the Plan are entitled to certain rights and protection under the Employee Retirement Income Security Act of 1974 ("ERISA").

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Financial Statement Presentation

         The accompanying financial statements have been prepared on the accrual basis of accounting. The financial statements and supplementary schedule have been prepared to satisfy the reporting and disclosure requirements of ERISA. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Administrator to make estimates and assumptions that affect the amount of assets, liabilities and disclosures of certain contingent assets and liabilities at the date of the financial statements and the reported amount of income and expenses during the reporting period. The estimates and assumptions used in the accompanying financial statements are based upon the Administrator's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from those estimates and assumptions.

         Investments

         During 1999, participants directed their contributions among the following investment options and were allowed to change their investment elections subject to certain restrictions imposed by the funds and the Plan. Among the Plan's investment options are investment funds managed by BZW Barclays Global Investors, N.A. ("Barclays") and by Fidelity Investments ("Fidelity"). A brief description of each investment option available to plan participants during 1999 is provided below:

              ALLTEL Corporation Common Stock Fund - Contributions to this fund
              ------------------------------------
              are primarily used to purchase shares of ALLTEL common stock in the open market. This fund also holds up to 5 percent of its invested funds in cash or cash equivalents. The percentage invested in cash or cash equivalents is determined by the Trustee.

         A brief description of the ten investment funds managed by Barclays is as follows:

              International Equity Index Fund - This fund seeks long-term
              -------------------------------
              capital appreciation through investment in substantially the same common stocks that comprise the Morgan Stanley Capital International Europe, Australia and Far East "Free" Index (the "EAFE Index"), an index designed to measure the aggregate performance of the stock markets of Europe, Australia, New Zealand and the Far East.

                         ALLTEL CORPORATION THRIFT PLAN

                                      ----


              S&P 500 Equity Index Fund - This fund seeks long-term capital
              -------------------------
              appreciation through investment in substantially the same common stocks that comprise the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index"), an index designed to measure the aggregate performance of the U.S. market for stocks of large capitalization.

              1-3 Year Government Bond Index Fund - This fund invests in
              -----------------------------------
              obligations issued or guaranteed by the U.S. Government or its agencies that have maturities ranging from one to three years. This fund attempts to duplicate the total return of the Lehman Brothers Aggregate 1-3 Year Government Bond Index, an index designed to measure the aggregate performance of U.S. Government-issued bonds with maturities greater than one year but less than three years.

              U.S. Debt Index Fund - This fund seeks long-term capital
              --------------------
              appreciation through investment in obligations issued or guaranteed by the U.S. Government or its agencies, including mortgage-backed securities and investment grade obligations issued by domestic and certain foreign corporations with a remaining maturity exceeding one year. This fund attempts to duplicate the total return of the Lehman Brothers Aggregate Bond Index, an index designed to measure the aggregate performance of the U.S. market for investment-grade debt securities.

              Money Market Fund - This fund seeks maximum current income while
              -----------------
              preserving capital through investment in money market instruments including U.S. Government and agency obligations, bank obligations including certificates of deposit, bankers' acceptances and time deposits, and short-term commercial debt instruments such as commercial paper, unsecured loan participations or variable rate demand notes and repurchase agreements.

              LifePath Funds - These funds consist of the LifePath 2000 Fund,
              --------------
              LifePath 2010 Fund, LifePath 2020 Fund, LifePath 2030 Fund and the LifePath 2040 Fund. Each fund name contains a target investment date and seeks to provide a balance of short-term stability and long-term appreciation most appropriate for its target investment date. Each fund invests in various classes of domestic and foreign equity and debt securities and money market instruments. Generally, the funds with longer time horizons invest more heavily in equity securities, while funds with shorter time horizons invest in debt securities and money market instruments.

         Following is a brief description of the two investment funds managed by
         Fidelity:

              Equity-Income Fund - This fund seeks reasonable income by
              ------------------
              investing in income-producing equity securities. The fund invests in common and preferred stocks and debt securities whose yields exceed the composite yield of the S&P 500 Index, have rising or above-average dividends or have potential for future dividend growth.

              Magellan Fund - This fund seeks long-term capital appreciation
              -------------
              through investment in common stocks and convertible securities of domestic, foreign and multinational companies.

         Any excess cash in the above investment funds is automatically invested daily by the Trustee into the Chase Cash Investment Money Market Fund, a short-term investment fund. Assets consist mainly of corporate demand notes, commercial paper and short-term U.S. Government securities. The carrying value approximates fair value due to the short-term maturity of these investments.

                         ALLTEL CORPORATION THRIFT PLAN

                                      ----


Investments are stated at their fair value as determined by the Trustee. Securities traded on a national exchange are valued at their quoted market price on the last business day of the year. Shares of mutual funds are valued at the net asset value of shares held by the Plan at year-end. Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date.

The following investments represent 5 percent or more of the Plan's net assets as of December 31:

                                                         1999            1998
                                                     ------------    -----------
  ALLTEL Corporation Common Stock,
    1,407,365 and 816,473 shares, respectively       $116,371,493    $48,835,291

  Fidelity Magellan Fund,
    1,140,666 and 791,884 shares, respectively        155,849,255     95,675,388

  Fidelity Equity-Income Fund,
    1,310,017 and 1,047,467 shares, respectively       70,059,718     58,186,801

  Barclays Money Market Fund,
    56,524,433 and 37,789,343 shares, respectively     56,524,433     37,789,343

  Barclays S&P 500 Equity Index Fund,
    2,098,111 and 1,957,826 shares, respectively       49,517,254     38,212,851

  Barclays LifePath 2020 Fund,
    1,197,928 shares                                            *     18,491,212

*The Barclays LifePath 2020 Fund did not represent 5 percent or more of the Plan's net assets at December 31, 1999.

During 1999, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value as follows:

    ALLTEL Corporation Common Stock                         $24,750,608
    Mutual Funds                                             30,230,637
                                                            -----------
      Total appreciation in fair value                      $54,981,245
                                                            ===========

Plan Expenses

As outlined in the Plan document, expenses related to the Plan's operations are paid from Plan assets unless ALLTEL elects to pay these expenses. ALLTEL paid all administrative expenses related to the Plan in 1999.

                         ALLTEL CORPORATION THRIFT PLAN

                                      ----

4.       PARTICIPANT LOANS

         Participants can borrow from their account balances amounts not to exceed 50 percent of their vested balance, up to a maximum loan amount of $50,000. Such loans are allowed only for specific purposes and must be repaid through payroll deductions within five years, unless used to purchase a principal residence. Principal and interest is paid ratably through payroll deductions over the term of the loan. If a participant's employment terminates with an outstanding loan, the entire loan must be repaid in full within the time prescribed by the IRS. If the loan is not repaid on time, the unpaid portion will be considered taxable income to the individual. Loans are secured by the balance in the participant's account and bear interest at rates determined by the Administrator upon execution of the loan. Interest rates on the loans outstanding at December 31, 1999 range from 6.00 percent to 10.75 percent.

5.       EMPLOYER CONTRIBUTIONS

         Contributions in the amount of $14,518,727 due to the Plan from the Company had not been funded or allocated among the Plan's funds as of December 31, 1999. The employer's contribution receivable was funded by the Company and allocated among the Plan's investment funds, according to participant elections, during April 2000.

6.       PLAN AMENDMENTS

         During 1998, the following amendments to the Plan agreement were adopted:

         8. Provided for service crediting under the Plan to certain employees of ALLTEL Information Services, Inc. ("ALLTEL Information Services") who became eligible participants of the Plan pursuant to facilities management agreements entered into during 1997. Provided for service crediting under the Plan to certain employees of Frontier Cellular of Alabama, Inc. who became eligible participants of the Plan as a result of ALLTEL's acquisition of this company.

         9. Provided for the transfer of assets during 1998 from the WSFS Financial Corporation 401(k) Savings and Retirement Plan into the Plan. The assets are attributable to former employees of WSFS Financial Corporation who, pursuant to an outsourcing agreement, became employees of ALLTEL Information Services and are eligible participants of the Plan.

        10. Increased the maximum employee salary deferral contribution from 10 percent of eligible plan compensation to 14 percent, effective for payroll periods beginning after December 19, 1998.

        11. Increased the limits at which benefits can be unilaterally distributed to participants of the Plan from $3,500 to $5,000, effective for distributions settled after December 31, 1998. Provided that members of certain bargaining units that were decertified in 1998 and became participants of the Plan would be eligible to receive the 1998 employer contribution. Provided for service crediting under the Plan to certain employees of ALLTEL Information Services who became eligible participants of the Plan pursuant to facilities management agreements entered into during 1998. Provided for service crediting under the Plan to former employees of 360 Communications Company ("360") who terminated service with 360 prior to its merger with ALLTEL and were hired by the Company.

                         ALLTEL CORPORATION THRIFT PLAN

                                      ----


        During 1999, the following amendments to the Plan agreement were adopted:

        12. Provided that non-qualified deferred compensation is excluded for purposes of determining eligible compensation under the Plan.

        13. Provided for the merger of the 360 Plan with and into the Plan, effective August 1, 1999. As of the effective date, the general provisions of the Plan govern with respect to the interest of the 360 Plan participants to the extent not inconsistent with any provision of the 360 Plan that may not be eliminated under
              Section 411(d)(6) of the Code.

        14. Provided for service crediting under the Plan to certain employees of Corporate Solutions International, Inc. who became eligible participants of the Plan as a result of the acquisition of this company by ALLTEL Information Services in 1999. Provided for service crediting under the Plan to certain former collective bargaining employees in the State of Georgia, who became decertified from the collective bargaining unit effective
              February 22, 1999.

        15. Provided for service crediting under the Plan to certain employees of Advanced Information Resources, Limited and Southern Data Systems, Inc. who became eligible participants of the Plan as a result of the acquisition of these companies by ALLTEL Information Services during 1999. Also provided for service crediting under the Plan to certain employees of ALLTEL Information Services who became eligible participants of the Plan pursuant to facilities management agreements entered into during 1999.

        16. Provided for participation of collective bargaining employees in the Plan effective January 1, 2000. As of the effective date, collective bargaining employees may participate in the salary deferral contribution feature of the Plan, but are not eligible to receive either the employer matching contribution or the qualified employer non-elective contribution.

7.       TAX STATUS

         The Plan has received a favorable determination letter from the IRS dated January 10, 1997, which states that the Plan, as restated January 1, 1994 and as amended by Amendment Nos. 1 through 4, is "qualified" for the purposes of Section 401(a) of the Code. Amendment Nos. 5 through 16 have not yet been filed with the IRS. The Administrator is of the opinion that the Plan, as amended, is designed and operating in accordance with applicable IRS requirements, and therefore, believes the Plan is qualified and is tax-exempt as of the financial statement date. Employer contributions and income of the Plan are not taxable to the participants until withdrawals or distributions are made.

8.       RELATED PARTY TRANSACTIONS

         Certain Plan investments are shares of mutual funds managed by Chase. Since Chase is the trustee of the Plan, these transactions qualify as party-in-interest transactions. The Plan also invests in ALLTEL's common stock. These transactions also qualify as party-in-interest transactions.

                         ALLTEL CORPORATION THRIFT PLAN

                                      ----


9.       RECONCILIATION TO FORM 5500

         As of December 31, 1999 and 1998, the Plan had pending distributions to participants who elected to withdraw from the Plan of $1,769,203 and $296,842 respectively. These amounts are recorded as a liability in the Plan's Form 5500; however, these amounts are not recorded as a liability in the accompanying statements of net assets available for benefits in accordance with accounting principles generally accepted in the United States.

         The following table reconciles the financial statements to the Plan's Form 5500 as filed by the Company for the plan year ended December 31, 1999:

                                               Benefits         Distributions      Net Assets Available for Benefits
                                                                                   ---------------------------------
                                                Payable        to Participants         1999                 1998
                                                -------        ---------------     ------------         ------------
         Per financial statements              $        -         $33,759,688      $546,389,891         $348,172,964
         Accrued benefits payable               1,769,203           1,769,203        (1,769,203)            (296,842)
         Reversal of prior year
           benefit payments accrual                     -            (296,842)                -                    -
                                               ----------         -----------      ------------         ------------
         Per Form 5500                         $1,769,203         $35,232,049      $544,620,688         $347,876,122
                                               ==========         ===========      ============         ============


                                                                                            Schedule I

                                        ALLTEL CORPORATION THRIFT PLAN

                           Line 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

                                              As of December 31, 1999


Identity of Issuer, Borrower,                       Number of
   Lessor or  Similar Party                        Units/Shares     Historical Cost         Fair Value
-------------------------------                    ------------     ---------------         ----------
Mutual Investment Funds Managed by
    BZW Barclays Global Investors, N.A.:
       International Equity Index Fund                  705,117        $ 10,658,516       $ 13,600,290
       S&P 500 Equity Index Fund                      2,098,011          31,864,808         49,517,254
       1-3 Year Government Bond Index Fund               39,114             393,014            393,570
       U.S. Debt Index Fund                             927,872          12,203,807         12,953,092
       LifePath 2000 Fund                               182,753           2,320,791          2,456,194
       LifePath 2010 Fund                               354,014           4,546,155          5,541,729
       LifePath 2020 Fund                             1,178,885          13,735,562         20,913,417
       LifePath 2030 Fund                               363,476           5,338,815          7,019,440
       LifePath 2040 Fund                               456,943           7,102,277          9,660,698
                                                                       ------------       ------------
                                                                         88,163,745        122,055,684
                                                                       ------------       ------------
Mutual Investment Funds Managed by
    Fidelity Investments:

       Equity-Income Fund                             1,310,017          63,858,578         70,059,718
       Magellan Fund                                  1,140,666         115,160,449        155,849,255
                                                                       ------------       ------------
                                                                        179,019,027        225,908,973
                                                                       ------------       ------------
         Total Mutual Investment Funds                                  267,182,772        347,964,657
                                                                       ------------       ------------

Money Market Investment Funds:
    BZW Barclays Global Investors, N.A.
       Money Market Fund                             56,524,433          56,524,433         56,524,433
*   Chase Manhattan Bank Cash Investment
       Money Market Fund                              1,961,069           1,961,069          1,961,069
                                                                       ------------       ------------
         Total Money Market Funds                                        58,485,502         58,485,502
                                                                       ------------       ------------

Other Investments:
*   ALLTEL Corporation Common Stock                   1,407,365          72,709,921        116,371,493
*   Participant Loans with interest rates
        ranging from 6.00 percent to 10.75 percent            -          10,060,181         10,060,181
                                                                       ------------       ------------

         Total Investments                                             $408,438,376       $532,881,833
                                                                       ============       ============


*  Indicates a party-in-interest.


          The accompanying notes are an integral part of this schedule.


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